BILL OF SALE

This Bill of Sale is delivered pursuant to that certain Share Exchange Agreement dated September  6, 2006 (the “Agreement”), by and among shareholders of Lotus Pharmaceutical International, Inc., a Nevada corporation on the one hand, and S.E. Asia Trading Company, Inc., a Nevada corporation (the “Company”), Thomas Miller, Gary V. Pilant, and Verle Pilant on the other hand, and upon the terms and subject to the conditions set forth in the Agreement and this Bill of Sale. As of this date, the Company hereby conveys, sells, transfers, assigns, and delivers to Charles Smith, and Charles Smith shall purchase from the Company for $100.00 immediately prior to the date of the Share Exchange (as defined in the Agreement), all right, title, and interest of Seller as of the Closing in Southeast Asia Trading Company, LLC, a Texas limited liability company (“Southeast”). This Bill of Sale may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

TO HAVE AND TO HOLD the above described property unto Charles Smith, its successors and assigns, forever.

IN WITNESS WHEREOF, the parties hereto have caused this Bill of Sale to be executed on and as of the day and year first above written.

Date: September 25, 2006	SELLER:

S.E. ASIA TRADING COMPANY, INC.

	By:	/s/ Thomas G. Miller
Thomas G. Miller, President

Date: September 25, 2006	BUYER:

CHARLES SMITH

/s/ Charles Smith